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                                                                      EXHIBIT 21

                                 Subsidiaries of
                              National Vision, Inc.






Mexican Vision Associates Operadora, S. de R.L. de C.V.
Mexican Vision Associates Servicios, S. de R.L. de C.V.
Mexican Vision Associates, S.A. de C.V.
NVAL Healthcare Systems, Inc.
NVAL Visioncare Systems of California, Inc.